UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZYMOGENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 2, 2006

Dear Shareholder:

I am pleased to invite you to the ZymoGenetics, Inc. 2006 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m. on Thursday, June 15, 2006, at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102.

At the Annual Meeting, we will ask you to:

•	elect one director to hold office until the 2008 Annual Meeting of Shareholders and three directors to hold office until the 2009 Annual Meeting of Shareholders;

•	approve the material terms of our 2001 Stock Incentive Plan, as amended, to preserve our ability to deduct compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2006; and

•	transact any other business properly presented at the Annual Meeting.

In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics, Inc. and our operations, including our audited financial statements, in the enclosed 2005 Annual Report to Shareholders.

We hope you can join us on June 15. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed postage prepaid envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Bruce L.A. Carter, Ph.D.
President, Chief Executive Officer and
Chairman of the Board

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 15, 2006

May 2, 2006

Dear Shareholder:

On Thursday, June 15, 2006, ZymoGenetics, Inc. will hold its 2006 Annual Meeting of Shareholders at the headquarters of ZymoGenetics, Inc., which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 10, 2006 can vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting, we will ask you to:

•	elect one director to hold office until the 2008 Annual Meeting of Shareholders and three directors to hold office until the 2009 Annual Meeting of Shareholders;

•	approve the material terms of our 2001 Stock Incentive Plan, as amended, to preserve our ability to deduct compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2006; and

•	transact any other business properly presented at the Annual Meeting.

The Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the business results of ZymoGenetics, Inc. and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 2, 2006.

By Order of the Board of Directors,

Bruce L.A. Carter, Ph.D.

President, Chief Executive Officer and

Chairman of the Board

Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics, Inc.

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2006 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m on Thursday, June 15, 2006, at the headquarters of ZymoGenetics, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about May 2, 2006.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on the record date for the Annual Meeting may vote. The record date for the Annual Meeting is April 10, 2006. As of the record date, there were approximately 66.6 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the four directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

The proposals to approve the material terms of the 2001 Stock Incentive Plan and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors will be approved if the votes cast in favor of the relevant proposal by the holders of common stock present, in person or by proxy, and entitled to vote exceed the votes cast against that proposal.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

Abstentions from voting and “broker nonvotes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

For the election of directors, the director nominees receiving the greatest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting. There will be no broker nonvotes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

With regard to the proposal to approve the material terms of the 2001 Stock Incentive Plan, broker nonvotes will occur if brokers or nominees are given no voting instructions from their clients because current Nasdaq rules prohibit discretionary voting on equity compensation plans. However, abstentions and broker nonvotes on this proposal will have no effect on the outcome because neither an abstention nor a broker nonvote would constitute a vote cast in favor of or against the proposal.

With regard to the proposal to approve the ratification of the appointment of our independent auditors, abstentions on this proposal will have no impact on the outcome because an abstention does not constitute a vote cast in favor of or against the proposal. In addition, there will be no broker nonvotes on this proposal because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

Attendance at the Annual Meeting

If you own shares on the record date, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics’ common stock as of April 10, 2006, the record date. In addition, if you own shares through a bank or brokerage account, to vote your shares in person at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a legal proxy.

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL I: ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at nine. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2006 Annual Meeting of Shareholders, one director will be elected to hold office until the 2008 Annual Meeting of Shareholders and three directors will be elected to hold office until the 2009 Annual Meeting of Shareholders, or, in each case, until his or her respective successor is elected and qualified.

The Board of Directors has nominated Judith A. Hemberger, Ph.D. as a nominee for election to the Board, to hold office until the 2008 Annual Meeting of Shareholders. Dr. Hemberger was appointed to the Board at the

March 2006 meeting of the Board in place of George B. Rathmann, Ph.D. Dr. Rathmann resigned from the Board due to health reasons, effective March 10, 2006, which resignation the Board accepted at its March 2006 meeting. The Board has nominated David I. Hirsh, Ph.D., David H. MacCallum and Kurt Anker Nielsen as nominees for election to the Board to hold office until the 2009 Annual Meeting of Shareholders. Unless otherwise instructed, persons named in the accompanying proxy card will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominee to the class of directors whose term will expire at the 2008 Annual Meeting

Judith A. Hemberger, Ph.D., age 58, has served as one of our directors since March 2006. Dr. Hemberger is a founder of Pharmion Corporation, a pharmaceutical company, and served as its Executive Vice President and Chief Operating Officer and a member of its board of directors from its inception in 2000 until her retirement in April 2006. From 1997 to 1999, she worked as a consultant to various health care companies. During this period, she also served as Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1997, Dr. Hemberger worked in various capacities at Marion Laboratories, a pharmaceutical company, and its successor companies Marion Merrell Dow and Hoechst Marion Roussel, where she led a number of strategic functions, including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role at Hoechst Marion Roussel was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the board of directors of Myogen, Inc., Perrigo Company, PRA International and Renovis, Inc. Dr. Hemberger received a B.S. in biology and chemistry from Mount St. Scholastica College (Benedictine College), a Ph.D. in Pharmacology from the University of Missouri and an M.B.A from Rockhurst College.

Nominees to the class of directors whose term will expire at the 2009 Annual Meeting

David I. Hirsh, Ph.D., age 67, has served as one of our directors since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September 2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

David H. MacCallum, age 68, has served as one of our directors since April 2005. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 to November 2001, he was Global Head of Health Care Investment Banking for Salomon Smith Barney, an investment banking firm and division of Citigroup Inc. From April 1998 to June 1999, he was Executive Vice President and Head of the Health Care Group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution. Before joining ING Barings Furman Selz, Mr. MacCallum formed the Life Sciences Group at UBS Securities LLC, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities LLC, he founded the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum currently serves as a director of MannKind Corporation, Vital Signs, Inc. and several privately held companies. Mr. MacCallum received an A.B. from Brown University and an M.B.A. from New York University. He is a chartered financial analyst.

Kurt Anker Nielsen, age 60, has served as one of our directors since June 1997. From December 2000 to his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S, a health care company. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S, a health care company. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of Dako A/S, Norsk Hydro ASA, Novo A/S, Novo Nordisk A/S, Novozymes A/S and TDC A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

Continuing directors with terms ending in 2007

Bruce L.A. Carter, Ph.D., age 62, has served as our Chairman of the Board since April 2005, President and Chief Executive Officer since April 1998 and a director since 1987. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of directors of Renovis, Inc. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

James A. Harper, age 58, has served as one of our directors since July 2004. Mr. Harper retired from Eli Lilly and Company, a pharmaceutical company, in July 2004 after 30 years of service. Most recently, from January 2001 to his retirement, Mr. Harper served as Group Vice President and Chief Marketing Officer of Eli Lilly. From July 1994 to January 2001, he served as President, Diabetes and Growth Disorders. He also served as President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc., a medical device company that was a wholly owned subsidiary of Eli Lilly, from 1991 to 1993. Mr. Harper currently serves as a director of Corcept Therapeutics, Inc. and as the Vice Chair of the Board of the American Diabetes Association Research Foundation. Mr. Harper received a B.A. in Biology from Vanderbilt University and an M.B.A. from the Wharton School, University of Pennsylvania.

Edward E. Penhoet, Ph.D., age 65, has served as one of our directors since May 2000 and our lead independent director since June 2005. Since September 2004, Dr. Penhoet has served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. Since September 2000, Dr. Penhoet has been a director of the Alta Biopharma Funds II and III at Alta Partners, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and currently serves as a director of Chiron, Renovis, Inc. and several privately held companies. In December 2004, Dr. Penhoet was appointed Vice Chair of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

Continuing directors with terms ending in 2008

Jonathan S. Leff, age 37, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg

Pincus LLC, and as a Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of Allos Therapeutics, Inc., Altus Pharmaceuticals Inc., InterMune, Inc., Neurogen Corporation and Sunesis Pharmaceuticals, Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

Lars Rebien Sørensen, age 51, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Scandinavian Airlines System AB. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

With the exception of Messrs. Harper and MacCallum and Dr. Hemberger, all of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk, Inc. will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote their shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk are Messrs. Nielsen and Sørensen.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were five meetings of the Board of Directors. For a portion of four of the meetings of the Board the non-independent directors were excused, leaving the independent directors to meet alone. Each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which they served, except for Dr. Rathmann, who attended 40% of such meetings. Dr. Rathmann’s poor health prompted him to tender his resignation from the Board, which resignation the Board accepted at its March 2006 meeting. Other than Dr. Carter, who serves as our President and Chief Executive Officer, and Mr. Sørensen, all of our current directors are “independent” as such term is defined in the Marketplace Rules of the National Association of Securities Dealers (the “NASD”). In June 2005, Dr. Penhoet was appointed as our lead independent director. His duties include chairing executive sessions of the Board’s independent directors and discussing with the Chairman of the Board of Directors the functioning of the Board and agenda items for meetings of the Board.

The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee.

Compensation Committee.    The compensation committee is responsible for approving and evaluating policies regarding executive compensation programs and practices, including reviewing and approving the compensation of our executive officers, carrying out duties under our incentive compensation plans and other plans as may be assigned to the compensation committee by the Board of Directors and performing other duties specified in its written committee charter. The committee charter is posted on our website at www.zymogenetics.com. The current members of the compensation committee are Edward E. Penhoet

(chairman), James A. Harper, Jonathan S. Leff and David H. MacCallum. Each of the members of the compensation committee is independent in accordance with the applicable rules promulgated by the NASD. The compensation committee met five times during the last fiscal year.

Audit Committee.    The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our systems of internal control over financial reporting, reviews filings with the Securities and Exchange Commission (the “Commission”) and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is attached as Appendix A and posted on our website at www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), James A. Harper and David H. MacCallum, who are all independent in accordance with the applicable rules promulgated by the Commission and the NASD. The audit committee met eight times during the last fiscal year.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer, and within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. At the March 2006 meeting of the Board, the role of the existing nominating committee was expanded to cover developing and recommending to the Board corporate governance principles and policies, including corporate governance guidelines, and monitoring compliance with such principles and policies. The committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website at www.zymogenetics.com. The current members of the committee are Kurt Anker Nielsen (chairman) and Jonathan S. Leff, who are independent in accordance with applicable rules promulgated by the NASD. A third independent director will be appointed to this committee at our June 2006 meeting of the Board. The nominating and corporate governance committee met twice during the last fiscal year.

Shareholders may recommend Board of Director nominees to the nominating and corporate governance committee by contacting in writing the Secretary of ZymoGenetics at our executive offices and including the information required by section 3.3 of our bylaws in such communication. The criteria used by the nominating and corporate governance committee in recommending candidates to the full Board include: industry knowledge and experience, particularly in the context of the Board’s needs; judgment; skills; diversity; age; service on other boards; and independence. While it is our policy that the directors who are nominees for election at the Annual Meeting attend the Annual Meeting, two of the nominees for election at the 2005 Annual Meeting of Shareholders were unable to attend. However, a total of seven directors did attend the 2005 Annual Meeting.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o the Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications are compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

Compensation of Directors

All of our directors, with the exception of Dr. Carter, receive director compensation in the form of annual retainers and meeting fees. The base annual retainer is $10,000 for service as a director. In addition, directors receive $2,500 for each committee on which they serve unless they serve as chairperson of the compensation committee or the audit committee, in which case the payment is increased to $3,500 and $5,000 respectively.

Additionally, each director receives $2,500 per quarterly Board meeting attended. We reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees in addition to the retainers and meeting fees.

Each year, each of our continuing nonemployee directors receives a nonqualified stock option grant of 7,500 shares. Upon the initial election of any new nonemployee director, the director receives a nonqualified stock option grant of 20,000 shares. In both instances, the exercise price is equal to the closing price of the common stock on the date of grant and the options fully vest on the date of the next Annual Meeting, provided that at least five months have passed since the option was granted.

PROPOSAL 2: APPROVAL OF THE MATERIAL TERMS OF OUR 2001 STOCK

INCENTIVE PLAN, AS AMENDED, TO PRESERVE OUR ABILITY TO DEDUCT

COMPENSATION THAT QUALIFIES AS PERFORMANCE-BASED COMPENSATION

UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Board of Directors adopted the 2001 Stock Incentive Plan (the “2001 Plan”) on September 18, 2001 and the shareholders subsequently approved it on January 29, 2002. We are asking our shareholders to approve the material terms of the 2001 Plan, as amended, at this time to preserve our ability to deduct compensation that qualifies as “performance-based” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or any of our four other most highly compensated executive officers (within the meaning of Section 162(m)) that exceeds $1 million in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1 million in a single year. Awards granted to date under the 2001 Plan are designed to qualify as “performance-based” compensation within the meaning of Section 162(m). Awards granted after the Annual Meeting will continue to be designed to qualify as “performance-based” compensation if our shareholders approve the material terms of the 2001 Plan at the Annual Meeting, including an amendment described below made to qualify future awards under the 2001 Plan as “performance-based” compensation under Section 162(m).

We believe that we must retain the flexibility to respond to changes in the market for top executives and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1 million to an executive officer, our Board of Directors believes it would be in our best interests and those of our shareholders to be able to deduct such compensation for federal income tax purposes.

In 2005, we granted 2,469,487 shares subject to options to employees, including executive officers, and nonemployee directors of ZymoGenetics, with approximately 71% going to employees other than the Chief Executive Officer and other executive officers. As of April 5, 2006, the fair market value of our common stock was $21.14 per share, based on the closing price of our common stock as reported on the Nasdaq National Market on that date. Additional information about outstanding awards under the 2001 Plan is found below under “Equity Compensation Plan Information.”

A copy of the 2001 Plan is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. The following summary of the material terms of the 2001 Plan as so amended and restated does not purport to be a complete description. Please refer to the complete copy of the 2001 Plan in Appendix B for more detailed information.

The Board of Directors recommends a vote “FOR” approval of this proposal.

2001 Plan Summary

Purpose of the 2001 Plan.    The 2001 Plan is an equity incentive compensation program that allows participants to buy or receive shares of our common stock. The 2001 Plan’s purpose is to enhance our long-term shareholder value by offering opportunities to selected individuals to participate in our growth and success, enabling us to attract and retain the services of well-qualified individuals.

Shares Authorized for Issuance.    The number of shares authorized for issuance under the 2001 Plan increases each January 1 (beginning on January 1, 2002) in an amount equal to the least of (a) 2,700,000 shares, (b) 5% of the outstanding shares of common stock as of the end of our immediately preceding fiscal year, and (c) a lesser amount determined by the Board of Directors. In addition, shares formerly available for issuance under our 2000 Stock Incentive Plan (the “Prior Plan”) that were not actually issued or subject to outstanding awards as of January 31, 2002 are available for issuance under the 2001 Plan, as are shares subject to options under the Prior Plan that expire or are otherwise cancelled without being exercised, up to an aggregate maximum of 7,212,262 shares. In addition, shares subject to options under the 2001 Plan that expire unexercised or are otherwise cancelled are again available for grant as are shares subject to awards that are forfeited back to ZymoGenetics.

Participation.    Employees, directors, officers, consultants, agents, advisors and independent contractors of ZymoGenetics or its subsidiaries are eligible to participate in the 2001 Plan.

Administration of the 2001 Plan.    The compensation committee of our Board of Directors administers the 2001 Plan. The 2001 Plan specifies that the compensation committee will always consist of at least two directors who are “nonemployee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” under Section 162(m). The compensation committee has final authority to interpret any provision of the 2001 Plan or any grant made under the 2001 Plan. The compensation committee has delegated authority to Dr. Carter and our Chief Financial Officer, James A. Johnson, to grant options to non-executive employees and consultants within certain limits set by the committee.

Types of Award.    In the discretion of the compensation committee, both stock options and stock awards may be granted under the 2001 Plan.

Types of Stock Options.    Both incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”) may be granted under the 2001 Plan. By statute, ISOs can be granted only to employees of ZymoGenetics and its subsidiaries.

Exercise Price.    The compensation committee determines the exercise price of all stock options, except that the exercise price cannot be less than the fair market value of the common stock on the date the option is granted. Under certain circumstances, the exercise price of an ISO must be at least 110% of the fair market value of the stock on the date of grant. The 2001 Plan defines the common stock’s “fair market value” as the closing sales price for the stock as reported by the Nasdaq National Market for regular session trading on the applicable date.

Vesting.    Options vest and become exercisable according to the vesting schedule contained in a written stock option agreement.

Expiration.    Each option lasts for 10 years, unless the compensation committee establishes a different term. The term of an ISO cannot be more than 10 years. Unless a written stock option agreement provides otherwise, if a participant’s employment or service relationship with us terminates before the end of the option term for any reason, the unvested portion of the option will terminate automatically without any further notice. The participant will have the period specified in a written stock option agreement to exercise the vested portion of the option. An employment or consulting relationship will not be considered terminated in the event of certain leaves of absence or transfers between our affiliated entities and us. In addition, a change in status from an employee to a nonemployee (such as a consultant or independent contractor), or vice versa, is not considered a termination of employment or services for purposes of the 2001 Plan.

Stock Awards.    Stock awards are outright grants of common stock awarded to individuals selected by the compensation committee. Although we have not granted any stock awards to date, stock awards are permitted under the 2001 Plan and may be subject to terms, conditions and restrictions determined by the compensation committee, including performance standards and circumstances under which the stock awards may be forfeited.

Certain Corporate Transactions.    If a corporate transaction specified in the 2001 Plan occurs, such as a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics’ securities or assets (other than certain related-party transactions), then, unless individual award agreements provide otherwise, each outstanding award under the 2001 Plan will automatically accelerate and become 100% vested and, in the case of stock options, exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. Any option or stock award a participant holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

Dissolution.    In the event of a dissolution or liquidation of ZymoGenetics, the compensation committee will terminate all outstanding awards or may, in its discretion, accelerate the vesting schedule for awards prior to the dissolution or liquidation.

Performance-Based Compensation Under Section 162(m).    The compensation committee may determine that awards under the 2001 Plan will be made subject to the attainment of performance goals related to one or a combination of business criteria for purposes of qualifying the awards under Section 162(m). These business criteria include: net income; earnings per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating or gross margins; market or economic value added; stock price appreciation; total shareholder return; cost control; cash flows; completion of financing or business development transactions; strategic or operational initiatives; product sales or market share; product development milestones; research pipeline advancement; improvements in capital structure; or customer satisfaction, employee satisfaction or services performance metrics. Any business criteria may be used to measure the performance of ZymoGenetics as a whole or any business unit of ZymoGenetics and may be measured relative to the performance of other companies. The compensation committee may adjust downwards, but not upwards, the amount payable pursuant to such awards. Prior to settlement or vesting of an award, the compensation committee will certify whether and to what extent pre-established performance goals have been satisfied.

No participant in the 2001 Plan may receive in any single calendar year grants of awards for more than 300,000 shares of common stock, except that ZymoGenetics may make additional one-time grants of awards for up to 500,000 shares of common stock to newly hired individuals. These limits are subject to automatic adjustment in the event of a stock dividend, stock split, recapitalization or other similar event.

Term, Termination and Amendment.    The 2001 Plan will terminate on September 18, 2011 unless terminated earlier by the Board of Directors. The Board may generally amend the 2001 Plan at any time, subject to shareholder approval for amendments that increase the total number of shares available for issuance under the 2001 Plan, modify the class of employees eligible to receive stock options or otherwise require shareholder approval under any applicable law or regulation. Suspension, amendment or termination of the 2001 Plan or any part of it will not materially adversely affect participants’ rights under any outstanding awards without their consent.

U.S. Federal Income Tax Consequences Under the 2001 Plan

Stock Options

Grant.    Under present law and regulations, 2001 Plan participants do not recognize income upon the grant of stock options.

Exercise of NSOs.    Upon the exercise of an NSO, a 2001 Plan participant will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When a 2001 Plan participant sells the shares, he or she will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount received from the sale and the fair market value of the shares at the time of exercise of the NSO.

Exercise of ISOs.    If a 2001 Plan participant exercises an ISO during employment or within three months after the end of employment (12 months in the case of disability), the participant will recognize no taxable income at the time of exercise (although the participant will have income for alternative minimum income tax purposes at that time as if the option were an NSO). If the participant sells or exchanges the shares after the later of (a) one year from the date he or she exercised the option and (b) two years from the grant date of the option, the transaction will be taxed as a long-term capital gain or loss on the difference between the amount he or she received in the sale or exchange and the option exercise price. If the participant disposes of the shares before these holding period requirements are satisfied, he or she will recognize taxable ordinary income in the year of disposition equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or generally, if less, the excess of the amount realized on the sale of the shares over the option exercise price), and the participant will have capital gain or loss, long-term or short-term, as the case may be, equal to the difference between (i) the amount he or she received when the shares were sold and (ii) the option exercise price increased by the amount of ordinary income, if any, he or she recognized.

Stock Awards

If a 2001 Plan participant receives shares of common stock that are not subject to restrictions, the participant will generally recognize taxable ordinary income at the time of receipt of the shares equal to the fair market value of the shares at the time of grant minus the amount, if any, paid for the shares.

A 2001 Plan participant who receives an award of restricted stock does not generally recognize taxable income at the time the award is granted. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares received pursuant to the award less the amount, if any, paid for the shares. A 2001 Plan participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date the award is granted.

Consequences to ZymoGenetics.    We will be entitled to a federal income tax deduction at the same time and in the same amount as the 2001 Plan participant recognizes ordinary income.

Section 409A of the Internal Revenue Code.    The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code (“Section 409A”), generally effective January 1, 2005. The Internal Revenue Service has not yet issued final regulations for this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year and provides strict rules for elections to defer and for timing of payouts. There are significant penalties placed on an individual employee for failure to comply with Section 409A. However, it does not affect our ability to deduct deferred compensation.

Section 409A does not apply to ISOs, NSOs (that are not discounted) or restricted stock (provided there is no deferral of income beyond the vesting date).

General Summary.    The foregoing is only a brief summary of the federal income tax laws and regulations that apply to options granted under the 2001 Plan. This summary does not address all possible tax aspects of transactions that may arise under the 2001 Plan, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances peculiar to certain individuals may change the usual income tax results. State and local income taxes may also apply. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income tax or other tax consequences of their participation in the 2001 Plan.

Equity Compensation Plan Information

The following table sets forth information regarding our common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2005.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,470,098	$10.88	2,327,164	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	11,470,098	$10.88	2,327,164

(1)	Does not include an increase of 2,700,000 shares, effective January 1, 2006, pursuant to a provision of the 2001 Plan that provides for an annual increase effective the first day of each year equal to the least of (i) 2,700,000 shares; (ii) 5% of the outstanding common stock as of the end of our preceding fiscal year; and (iii) a lesser amount as determined by the Board of Directors.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF

ZYMOGENETICS

The audit committee of the Board of Directors selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to act as independent auditors of ZymoGenetics for fiscal year 2006. PricewaterhouseCoopers LLP have been our auditors since 1988. Under current rules of the Commission, as well as the charter of the audit committee, the audit committee is required to be directly responsible for the appointment, compensation, and oversight of our independent auditors. Therefore, the selection of our independent auditors is within the sole discretion of the audit committee. However, the Board considers the appointment of the independent auditors to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders. In the event that the ratification of the appointment of PricewaterhouseCoopers LLP is not approved by a majority of the votes cast, the selection of other auditors will be considered by the audit committee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2006 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of a class of our common stock;

•	each director of ZymoGenetics;

•	each director nominee;

•	each executive officer of ZymoGenetics for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk Biotech Holdings, Inc. (3) 100 College Road West Princeton, NJ 08540	21,759,861	32.7%
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	7,223,760	10.9
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	5,746,456	8.6
Bruce L.A. Carter, Ph.D. (6)	1,157,134	1.7
James A. Harper (7)	20,000	*
Judith A. Hemberger, Ph.D.	—	—
David I. Hirsh, Ph.D. (8)	56,555	*
Jonathan S. Leff (9)	7,251,415	10.9
David H. MacCallum (7)	20,000	*
Kurt Anker Nielsen (7)	27,655	*
Edward E. Penhoet, Ph.D. (7)	171,655	*
Lars Rebien Sørensen (10)	21,787,516	32.7
James A. Johnson (11)	310,574	*
Jan K. Öhrström, M.D. (7)	284,585	*
Douglas E. Williams, Ph.D. (7)	112,499	*
Mark D. Young, Ph.D. (12)	229,436	*
Directors and executive officers as a group (16 persons) (13)	31,804,574	46.0

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 66,566,289 shares of common stock outstanding as of March 31, 2006.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc., of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary.

(4)	Warburg, Pincus Equity Partners, L.P. includes three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Equity Partners, L.P., which is managed by Warburg Pincus LLC. Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC have shared voting and dispositive power with respect to these shares. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Warburg, Pincus Equity Partners, L.P. on February 13, 2003.

(5)	Wellington Management Company, LLP (“WMC”), in its capacity as investment advisor, holds shared voting power with respect to 4,328,607 of the amount of shares shown and shared dispositive power with respect to 5,710,756 of the amount of shares shown. The information provided in this footnote is based on information contained in a Schedule 13G/A filed with the Commission by WMC on February 14, 2006.

(6)	The amount shown includes 1,025,835 shares subject to options exercisable within 60 days of March 31, 2006.

(7)	The amount shown represents shares subject to options exercisable within 60 days of March 31, 2006.

(8)	The amount shown includes 27,655 shares subject to options exercisable within 60 days of March 31, 2006.

(9)	Jonathan S. Leff, one of our directors, is a general partner of Warburg, Pincus & Co. and a managing director and member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. 7,223,760 shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities except to the extent of his proportionate ownership of Warburg Pincus. The amount shown also includes 27,655 shares subject to options exercisable within 60 days of March 31, 2006.

(10)	Lars Rebien Sørensen, one of our directors, is the President and Chief Executive Officer of Novo Nordisk A/S and thus Mr. Sørensen may be deemed to have shared voting and investment power with respect to shares held by Novo Nordisk Biotech Holdings, Inc. and Novo A/S. Mr. Sørensen disclaims beneficial ownership of the shares held by these entities. The amount shown also includes 27,655 shares subject to options exercisable within 60 days of March 31, 2006.

(11)	The amount shown includes 281,655 shares subject to options exercisable within 60 days of March 31, 2006.

(12)	The amount shown includes 218,832 shares subject to options exercisable within 60 days of March 31, 2006.

(13)	The amount shown includes 2,621,231 shares subject to options exercisable within 60 days of March 31, 2006.

EXECUTIVE OFFICERS

The following persons are executive officers of ZymoGenetics and will serve in the capacities noted until June 15, 2006, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the meeting of the Board of Directors to be held on June 15, 2006.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Bruce L.A. Carter, Ph.D.	62	President, Chief Executive Officer and Chairman of the Board	1998
Michael J. Dwyer.	50	Senior Vice President, Sales and Marketing	2006
James A. Johnson	49	Senior Vice President, Chief Financial Officer and Treasurer	2001
Jan K. Öhrström, M.D.	49	Senior Vice President, Business Development	2000
Nicole Onetto, M.D.	53	Senior Vice President and Chief Medical Officer	2005
Suzanne M. Shema	48	Senior Vice President, General Counsel and Secretary	2001
Douglas E. Williams, Ph.D.	48	Executive Vice President, Research and Development and Chief Scientific Officer	2004

For a biographical summary of Dr. Carter, see “ELECTION OF DIRECTORS.”

Michael J. Dwyer began serving as our Senior Vice President, Sales and Marketing in May 2006. From March 2003 to October 2005, Mr. Dwyer served as Vice President, Diabetes Sales, Managed Care and Government Accounts for Novo Nordisk, Inc. From January 2001 to March 2003, Mr. Dwyer was Senior Director, BioPharmaceutical Sales for Novo Nordisk, Inc. From November 1999 to January 2001, Mr. Dwyer was Senior Director, BioPharmaceutical Sales and Marketing for Novo Nordisk, Inc. From 1993 to 1999, Mr. Dwyer served as Vice President, Marketing and Materials Management, for Caremark Therapeutic Services, a specialty health care company. From 1977 to 1993, Mr. Dwyer held various positions in Sales, Business Development and Marketing at Bayer/Miles, Pharmaceutical Division, Biological Products and in Sales at Cutter Biological, a division of Miles Inc. Mr. Dwyer holds an M.B.A. from Pepperdine University and a B.S. from University of Dayton.

James A. Johnson has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2001. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Jan K. Öhrström, M.D. began serving as our Senior Vice President, Business Development in May 2006. Previously, Dr. Öhrström served as our Senior Vice President, Commercial Operations from November 2004 to May 2006 and Senior Vice President of Development and Chief Medical Officer from January 2000 to November 2004. From November 1998 to December 1999, he served as Director, Worldwide Development Portfolio at Novo Nordisk A/S. From January 1997 to October 1998, he served as Director, Strategic Marketing and, from 1995 to 1996, as Project Director at Novo Nordisk A/S. From 1992 to 1995, he served as Medical Director for Novo Nordisk Pharmaceuticals, Inc. Dr. Öhrström joined the drug development team at Novo Nordisk A/S in 1990. Dr. Öhrström received an M.D. from the University of Copenhagen.

Nicole Onetto, M.D. has served as our Senior Vice President and Chief Medical Officer since September 2005. From May 2003 to May 2005, Dr. Onetto served as Executive Vice President and Chief Medical Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from January 2002 to May 2003 as its Executive Vice President, Oncology. Dr. Onetto served as Senior Vice President, Medical Affairs for Gilead Sciences, Inc., a biotechnology company, from November 2000 to December 2001, and Vice President, Medical Affairs from July 1999 to November 2000. Prior to the merger of NeXstar Pharmaceuticals, Inc. and Gilead, Dr. Onetto served as

Vice President, Medical Affairs of NeXstar from 1997 to 1999. From 1995 to 1997, she served as Senior Director Medical Affairs for the European oncology division of Bristol-Myers Squibb Company, a pharmaceutical company. During her European assignment at Bristol-Myers Squibb, she was responsible for the coordination of all European clinical trials from Phase 1 to Phase 4 for all oncology products developed and marketed by Bristol-Myers Squibb. From 1991 to 1995, Dr. Onetto was Director, Clinical Cancer Research for Bristol-Myers Squibb based in the United States, and she was the International Project Leader for Taxol®. She was responsible for the filing of the initial new drug application (“NDA”) for Taxol and several supplemental NDAs. Before joining Bristol-Myers Squibb, she held positions at Immunex and Hoechst Canada, Inc. Dr. Onetto currently serves as a director of Immunogen, Inc. Dr. Onetto received a B.Sc. from the University of Paris, an M.S. in Pharmacology from the University of Montreal and an M.D. from the University of Paris, and is qualified in pediatrics and hematology/oncology.

Suzanne M. Shema has served as our Senior Vice President, General Counsel and Secretary since February 2006. Previously, Ms. Shema served as our Senior Vice President, Intellectual Property and Legal Affairs and Secretary from June 2004 to February 2006, Senior Vice President, Intellectual Property and Legal Affairs from April 2003 to June 2004, Vice President, Intellectual Property and Legal Affairs from December 2001 to April 2003 and as Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as Corporate Counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Douglas E. Williams, Ph.D. has served as our Executive Vice President, Research and Development and Chief Scientific Officer since November 2004. From September 2003 to September 2004, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company. From October 2002 to July 2003, he was Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a New Zealand biotechnology company. From July 2002 to October 2002, Dr. Williams served as Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company. From October 1999 to July 2002, he served as Executive Vice President and Chief Technology Officer at Immunex Corporation, a biotechnology company that was acquired by Amgen in 2002, and served as Senior Vice President of Discovery Research at Immunex from October 1994 to October 1999. Dr. Williams serves as a director of Anadys Pharmaceuticals, Inc. and Array BioPharma Inc. Dr. Williams also serves on the scientific advisory board of Symphony Capital. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the years indicated as to the Chief Executive Officer of ZymoGenetics and the four next most highly compensated executive officers based on salary and bonus for the fiscal year ended December 31, 2005.

Name and Principal Position	Year			Long-Term Compensation Awards
		Annual Compensation		Securities Underlying Options	All Other Compensation (1)
		Salary	Bonus
Bruce L.A. Carter, Ph.D. President, Chief Executive Officer And Chairman of the Board	2005 2004 2003	$580,853 546,074 538,991	$150,894 190,577 75,327	219,920 119,761 —	$14,975 13,975 12,975

Douglas E. Williams, Ph.D. (2) Executive Vice President, Research and Development and Chief Scientific Officer	2005 2004 2003	350,000 58,333 —	78,750 14,613 —	— 300,000 —	5,642 — —

James A. Johnson Senior Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	292,684 279,006 269,350	66,116 62,969 95,497	52,194 33,465 35,000	14,232 13,232 9,788

Jan K. Öhrström, M.D. Senior Vice President, Business Development	2005 2004 2003	291,987 278,338 268,711	52,217 62,818 40,346	52,189 29,743 32,500	14,278 13,278 12,278

Mark D. Young, Ph.D. (3) Senior Vice President, Technical Operations	2005 2004 2003	285,080 272,037 262,627	50,978 55,256 54,219	51,925 40,842 35,000	10,697 8,505 7,683

(1)	All other compensation for 2005 represents employer contributions to our 401(k) retirement plan (Dr. Carter, $14,000; Dr. Williams, $5,250; Mr. Johnson, $14,000; Dr. Öhrström, $14,000; and Dr. Young, $10,269) and term life insurance premiums (Dr. Carter, $975; Dr. Williams, $392; Mr. Johnson, $232; Dr. Öhrström, $278; and Dr. Young, $428).

(2)	Dr. Williams joined ZymoGenetics on November 1, 2004.

(3)	Dr. Young retired from his executive officer position effective April 30, 2006.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2005 to the Chief Executive Officer of ZymoGenetics and the four other executive officers for whom compensation information is reported in this Proxy Statement.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Bruce L.A. Carter, Ph.D.	169,920	6.9%	$21.26	1/26/2015	$2,271,881	$5,757,393
	50,000	2.0%	20.61	2/3/2015	648,076	1,642,352
Douglas E. Williams, Ph.D.	—	—	—	—	—	—
James A. Johnson	52,194	2.1%	21.26	1/26/2015	697,849	1,768,487
Jan K. Öhrström, M.D.	52,189	2.1%	21.26	1/26/2015	697,783	1,768,318
Mark D. Young, Ph.D.	51,925	2.1%	21.26	1/26/2015	694,253	1,759,373

(1)	The dollar amounts under these columns result from calculations at the 5% and 10% rates required by regulations of the Commission. These dollar amounts are not intended to forecast possible future appreciation, if any, of the common stock price. The information in these columns assumes that all options are exercised at the end of each of their terms. Each option has a 10-year term. Most options vest over a period of four years with 25% of the shares subject to the option vesting at the end of the first year and the remaining shares vesting in equal quarterly installments. The stock options granted to executives as part of their annual incentive award vest over two years in two equal installments. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of ZymoGenetics and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

(2)	Based on a total of 2,469,487 options granted to employees during fiscal year 2005.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth certain information as of December 31, 2005 regarding options held by the Chief Executive Officer of ZymoGenetics and the four other executive officers for whom compensation information is reported in this Proxy Statement.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce L.A. Carter, Ph.D.	50,000	$799,990	1,001,932	317,926	$12,733,321	$265,938
Douglas E. Williams, Ph.D.	—	—	75,000	225,000	—	—
James A. Johnson	—	—	267,824	81,835	3,432,684	78,863
Jan K. Öhrström, M.D.	8,000	128,145	285,462	78,970	3,719,161	73,239
Mark D. Young, Ph.D.	49,000	677,786	281,073	85,693	3,110,252	78,870

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock as reported on the Nasdaq National Market on December 30, 2005 ($17.01), minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview.    The compensation committee of the Board of Directors is responsible for approving and evaluating policies regarding executive compensation programs and practices, including reviewing and approving the compensation of ZymoGenetics’ executive officers and directors and carrying out duties under ZymoGenetics’ incentive compensation plans and other plans as may be assigned to the committee by the Board. The current members of the compensation committee are Edward E. Penhoet, James A. Harper, Jonathan S. Leff and David H. MacCallum, who has served on the committee since his appointment on April 4, 2005. All of these directors are nonemployee directors of ZymoGenetics within the meaning of Rule 16b-3 under the Exchange Act and meet the independence requirements set forth in the NASD’s Marketplace Rules. The compensation committee reports to the Board all aspects of compensation for the executive officers. Further details about the compensation committee’s purpose and responsibilities are described in the committee’s charter, which can be found on ZymoGenetics’ website at www.zymogenetics.com.

ZymoGenetics’ executive compensation philosophy is to pay competitively to attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align these executives’ financial interests with those of ZymoGenetics’ shareholders.

The executive compensation program includes the following components:

•	base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives with which ZymoGenetics competes for qualified executives;

•	annual incentives that are structured to encourage executives to focus on achieving important short-term business objectives; and

•	long-term incentives in the form of stock option grants, which provide long-term financial incentives on the same basis as those realized by ZymoGenetics’ shareholders.

The compensation committee performs annual reviews of executive compensation to evaluate its competitiveness and consistency with this compensation philosophy. With respect to 2005 executive compensation levels, the committee relied on compensation statistics from various sources, including the 2004 edition of the Radford Biotechnology Compensation Survey, a survey of executive compensation for approximately 500 public and private companies in the biotechnology industry (the “Biotech Market Survey”). Approximately 39% of the public companies included in this survey are included in the Nasdaq Biotechnology Index, which is included in the Stock Price Performance Graph on page 21 of this Proxy Statement.

In 2005, the compensation committee retained two outside consulting firms, Mellon Human Resources/Investor Solutions and AON Consulting, to review ZymoGenetics’ executive compensation program. In completing their review, the consultants reviewed executive compensation data gathered from the proxy statements of 22 similarly sized U.S. biotechnology companies, having a market capitalization between $400 million and $1.5 billion and limited revenues from product sales. Approximately 86% of the companies included in the review are included in the Nasdaq Biotechnology Index. For comparison purposes, the consultants also utilized their own proprietary executive salary survey data. The findings of the consultants were used by the committee to establish executive compensation levels beginning in 2006.

Base Salaries.    Executive officer salary levels are based on an objective evaluation of competitive salaries of individuals in similar positions in the biotechnology industry and a subjective evaluation, considering the executive’s experience level and performance in achieving specific objectives. Base salary ranges are established for each executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry and a range from 37.5% below to 37.5% above the midpoint. Actual base salaries are determined based on each executive’s experience and scope of responsibilities. The base salary of each executive is reviewed annually to assess its competitiveness with salaries of other biotechnology executives having similar experience and scope of responsibilities. For each executive officer named in the Summary Compensation Table, the salary is subject to a minimum amount pursuant to an employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

For 2005 salaries, annual base salary reviews for all executive officers other than the Chief Executive Officer were conducted in conjunction with the company-wide performance management process, with the target increase set at the biotechnology industry average as reported in the 2004 edition of the Biotech Market Survey. In 2005, base salaries for the four executive officers named in the Summary Compensation Table, other than Dr. Williams, were adjusted by this target increase of approximately 5.0%. Dr. Williams did not receive a salary adjustment in 2005 because he started his employment with the company in November 2004. The compensation committee considered this adjustment appropriate given competitive merit adjustment pay data from the Biotech Market Survey and other regional and local salary surveys for the biotechnology industry and other industries.

Annual Incentives.    Executives are eligible for annual incentive awards based on the accomplishment of operating goals and other contributions to ZymoGenetics’ performance for the year. These incentives are awarded as a combination of cash payments and stock option grants. For 2005, these corporate goals covered specific accomplishments in the following areas: clinical development milestones related to the progress of rhThrombin, TACI-Ig, IL-21 and IL-29; business development objectives in support of the company’s clinical development programs; advancement of candidates in preclinical research; and achievement of certain budget targets. Dr. Carter’s incentive award is determined based on actual company performance versus these goals. Each other executive officer is evaluated on the basis of a series of individualized goals related to his or her area of responsibility, which are supportive of the corporate goals. Each executive has a minimum of five and a maximum of eight goals for his or her respective area. Dr. Carter reports to the compensation committee regarding the performance of each executive toward his or her goals. Based on this report, the committee determines and approves the incentive amounts to be paid to each executive other than Dr. Carter whose award is determined on the basis of actual company performance only.

Dr. Carter is eligible for an annual incentive award having a target of 45% of his base salary and a maximum of 70% of his base salary. 50% of Dr. Carter’s annual incentive award is paid in cash and the remaining 50% is awarded as a stock option grant. In determining the foregoing levels, the compensation committee surveyed proxy data from 24 similarly sized U.S. biotechnology companies, which showed an average annual incentive award to a Chief Executive Officer of 46% of base salary. Each other executive officer is eligible for an incentive award having a target of 25% of his or her base salary and a maximum of 35% of his or her base salary. 75% of each other executive officer’s incentive award is paid in cash and the remaining 25% is awarded as a stock option grant. The stock options are granted with an exercise price equal to the fair market value of the common stock on the grant date and vest over a period of two years. Target levels may be exceeded in extraordinary circumstances to reward exceptional performance or as a result of provisions contained in an executive’s employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” Based on exceptional company and individual performance in 2005, annual incentive awards exceeded the established targets for Dr. Carter, Dr. Williams and Mr. Johnson by 15%, 20% and 20%, respectively.

Long-Term Incentives.    Long-term incentive awards, which consist solely of stock option grants, are a fundamental element in our compensation program. We believe that stock options are an effective way of emphasizing long-term company performance, rewarding employees for creation of value on the same basis as ZymoGenetics’ shareholders. An executive officer typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered. Executive officers are eligible for annual stock option grants based on the achievement of individual, team and corporate goals. The compensation committee established target annual award levels for the Chief Executive Officer of 100,000 shares and for the other executive officers of 35,000 shares together with maximums of 150,000 and 55,000 shares, respectively. In determining the foregoing levels, the compensation committee surveyed proxy data from 24 similarly sized U.S. biotechnology companies, which showed an average for a long-term incentive award to a chief executive officer of 207,049 shares. The target levels may be exceeded to reward exceptional performance and, correspondingly, performance significantly below expectations may result in no award. Based on exceptional company and individual performance in 2005, long-term incentive awards exceeded the established targets for Dr. Carter, Dr. Williams and Mr. Johnson by 15%, 20% and 20%, respectively. The options granted have an exercise price equal to the fair market value of the common stock on the grant date and vest over a period of four years.

2005 Compensation of the Chief Executive Officer.    In early 2005, Dr. Carter’s employment agreement, which had expired in November 2004, was renegotiated. This employment agreement is described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” In the negotiations of the new employment agreement, the compensation committee considered Dr. Carter’s overall compensation in comparison to data from the Biotech Market Survey regarding the compensation of other chief executive officers in biotechnology companies of similar size as well as ZymoGenetics’ relative success to date in achieving corporate goals. Based on this review, Dr. Carter’s salary was increased by approximately 5% to $583,167, effective February 1, 2005. Also, upon effectiveness of the new employment agreement, the compensation committee awarded Dr. Carter options to purchase 50,000 shares of common stock as an incentive for entering into the agreement.

In January 2006, the compensation committee reviewed Dr. Carter’s accomplishments over the previous year, particularly as they related to the corporate goals described above under the heading “Annual Incentives.” The committee concluded that 2005 had been an exceptional year for the company and Dr. Carter should be rewarded for outstanding performance versus the established corporate goals. Accordingly, the committee increased Dr. Carter’s incentive award to approximately 52% of his base salary, or $301,789, which represents an award of 15% above target. 50% of Dr. Carter’s award was paid in cash and the remaining 50% was paid in stock options to purchase 18,244 shares of common stock. In addition, consistent with annual incentive payments, Dr. Carter was awarded options to purchase 115,000 shares of common stock as a long-term incentive award, 15% above the target amount.

Section 162(m) Limitations on Executive Compensation.    Compensation payments in excess of $1 million to each of the Chief Executive Officer and the four other most highly compensated executive officers are subject to a limitation on deductibility for ZymoGenetics under Section 162(m) of the Internal Revenue Code. Certain performance-based compensation is not subject to the limitation on deductibility. The compensation committee does not expect compensation in 2006 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. In order for awards under ZymoGenetics’ 2001 Plan to continue to be deductible under Section 162(m) as performance-based compensation, shareholders are being asked at this year’s Annual Meeting to approve the material terms of the 2001 Plan. If this approval is obtained, awards granted under the 2001 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. The compensation committee may in the future approve annual compensation that exceeds the $1 million limitation if it feels that this is in the best interests of ZymoGenetics.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

James A. Harper

Jonathan S. Leff

David H. MacCallum

Stock Price Performance Graph

The graph below compares the cumulative total shareholder return on ZymoGenetics’ common stock with the cumulative total shareholder return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Biotechnology Index, for the period beginning February 1, 2002, the first day of trading after our initial public offering, and ending on December 31, 2005 (assuming the investment of $100 in ZymoGenetics’ common stock and in each of the other indices on February 1, 2002 and reinvestment of all dividends).

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of ZymoGenetics’ common stock.

	2/1/02	6/30/02	12/31/02	6/30/03	12/31/03	6/30/04	12/31/04	6/30/05	12/31/05
ZymoGenetics, Inc.	100.00	73.50	82.50	97.17	129.17	158.33	191.67	146.67	141.75
Nasdaq Stock Market (U.S.)	100.00	76.10	69.66	84.49	104.15	106.50	113.35	107.65	115.75
Nasdaq Biotechnology Index	100.00	65.41	63.70	86.17	92.83	97.35	98.52	88.51	101.32

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for ZymoGenetics’ financial statements and the reporting process, including the systems of internal control over financial reporting. The audit committee monitors ZymoGenetics’ financial reporting processes and systems of internal control over financial reporting.

The current members of the audit committee are Kurt Anker Nielsen, James A. Harper and David H. MacCallum. All of the members of the audit committee are independent in accordance with applicable rules promulgated by the Commission and the NASD. Each member is able to read and understand fundamental financial statements, including ZymoGenetics’ balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the Commission.

The Board of Directors has adopted a written audit committee charter, which was amended in March 2006. A copy of the audit committee charter is attached as Appendix A. The audit committee has reviewed and discussed with ZymoGenetics’ management and independent auditors the audited financial statements for fiscal year 2005 and management’s assessment of internal control over financial reporting as of December 31, 2005. In addition, the audit committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The audit committee also has received the written disclosures and the letter from ZymoGenetics’ independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the audit committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2005 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2005.

Audit Committee

Kurt Anker Nielsen (chairman)

James A. Harper

David H. MacCallum

CERTAIN TRANSACTIONS

Lars Rebien Sørensen, one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc. (formerly Novo Nordisk Pharmaceuticals, Inc.). Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary of Novo Nordisk, Inc. Novo Nordisk Biotech Holdings, Inc. and Novo A/S hold, in the aggregate, approximately 33% of our common stock. The following agreements with Novo Nordisk entities were in place in the fiscal year ended December 31, 2005.

Option and License Agreement.    Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license an unlimited number of proteins discovered by us after August 25, 1995 that modulate the activity of insulin-producing beta cells, which are involved in diabetes, a core business focus of Novo Nordisk A/S. In addition, we granted Novo Nordisk A/S options to license up to the greater of eight proteins or 25% of all proteins discovered by us after August 25, 1995, other than those related to beta cells. Novo Nordisk A/S paid us $7.5 million per year for an initial term of four years, with the right to extend this agreement for two additional years. In 2004, Novo Nordisk A/S exercised its right to extend this agreement for two additional years, giving it the right to license any beta-cell proteins plus four additional proteins through November 10, 2006 and requiring it to pay us $7.5 million per year. Any license we grant to Novo Nordisk A/S under this agreement, other than a license relating to beta-cell proteins, will be worldwide, except for North America. Any license relating to beta-cell proteins that we grant to Novo Nordisk A/S will be worldwide. Novo Nordisk A/S has the option at several points during the research and development phase of a particular protein to (1) extend the option by paying an extension fee and agreeing to pay a portion of the research and development costs, (2) exercise the option and take a license, or (3) decline to exercise or extend the option, thereby forgoing any and all future rights to the protein. Upon the exercise of an option by Novo Nordisk A/S, we will negotiate a license agreement containing certain predetermined terms. Initial payments and milestone payments for each protein licensed could total approximately $20 million, regardless of the point at which the protein is licensed. Upfront and milestone payments for beta-cell proteins licensed could total up to approximately $28 million. Royalty rates will be lowest if the option to license is exercised during the early development stages, and will increase substantially each time an option is extended. Currently, Novo Nordisk A/S has licensed five proteins pursuant to options exercised under this agreement. In connection with this agreement, Novo Nordisk A/S paid us $7.5 million in the year ended December 31, 2005.

Collaborative and Data Sharing Agreements for IL-21.    Effective December 14, 2002, we entered into an agreement pursuant to which we worked collaboratively with Novo Nordisk A/S up to the filing of an investigational new drug application in the United States for interleukin-21 (“IL-21”), which occurred in April 2004. Under the terms of this agreement, we provided Novo Nordisk A/S access and rights to all data, intellectual property and other information generated subsequent to August 21, 2001, the date on which Novo Nordisk A/S licensed the rights to IL-21 outside North America pursuant to the option and license agreement. We also agreed to negotiate in good faith toward a further agreement involving collaborative development through filing for regulatory approval of IL-21, which we did in March 2004. However, the March 2004 agreement was superseded and terminated by a collaborative data sharing and cross-license agreement that we signed in August 2005. Under the terms of the new agreement, we and Novo Nordisk will collaborate to develop and execute a global clinical development plan to achieve regulatory approval of a common product in the companies’ respective territories. All activities falling under the global clinical development plan could be performed separately or jointly by the two companies. In the case of joint activities, we and Novo Nordisk will share all costs; otherwise, each company will be responsible for its own costs. The new agreement includes a cross-license for intellectual property developed in the implementation of the global clinical development plan.

IL-20 License Agreement.    Effective January 1, 2004, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license in North America to our patents and know-how related to interleukin-20 (IL-20). In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Recombinant Factor XIII License Agreement.    We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004, under which we granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII. We also transferred a significant body of information, experimental results, manufacturing methods and materials under this agreement. In connection with this agreement, Novo Nordisk A/S paid us $3.9 million in the year ended December 31, 2005. We are eligible to receive additional milestone payments under this agreement based on the achievement of development milestones and royalties on sales of any resulting products.

Human Glucagon/Analogues of Human Glucagon Agreement.    Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $0.5 million for the year ended December 31, 2005.

Insulin Agreement.    We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $3.2 million for the year ended December 31, 2005.

Platelet-Derived Growth Factor Royalty Agreement.    Effective as of January 1, 2000, Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. In connection with this agreement, we recorded royalty revenues of approximately $1.8 million for the year ended December 31, 2005.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

In November 2000, Bruce L.A. Carter entered into a four-year employment agreement to serve as our President and Chief Executive Officer. In February 2005, the agreement was amended and restated. The term of the agreement automatically extends daily so that the remaining term of the agreement is always two years. We or Dr. Carter may terminate the automatic extension mechanism at any time by written notice to the other party. The agreement as amended provides for an initial annual salary of $583,167, which is subject to annual cost-of-living adjustments, and a one-time option grant to purchase 50,000 shares of common stock. The agreement also provides that future stock options granted to Dr. Carter will provide that he will have three years after retirement to exercise the portion of any stock options that are vested at the time of retirement, subject to earlier termination of the stock options due to expiration or the provisions of the plan under which the stock options are granted. The agreement provides that we may terminate Dr. Carter at any time with or without cause. However, in the event Dr. Carter is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter’s request, (2) any accrued but unpaid bonus and benefits, and (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer. Under the agreement, good reason is defined to include our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control. Under the agreement, cause is defined to include Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud or his engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation. In addition, all stock options, restricted stock and performance shares held by Dr. Carter will immediately vest if (1) he is terminated without cause or he terminates his employment for good reason following a change in control or (2) his employment is terminated as a result of his death or his inability to perform his duties because of physical or mental illness or disability. The agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision.

For purposes of Dr. Carter’s employment agreement, a change in control is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which (1) our shareholders hold 50% or less of the outstanding common stock of the surviving entity, (2) our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity, (3) a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity, (4) a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity, or (5) less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of a complete liquidation or dissolution of ZymoGenetics.

Our estimate of the amount of the cash payment that would be triggered under Dr. Carter’s employment agreement in the event of a change in control is approximately $1.2 million to be paid over two years.

James A. Johnson, Jan K. Öhrström, Douglas E. Williams and Mark D. Young each entered into a two-year employment agreement, which automatically renews for successive one-year terms until we or the executive provides notice of termination. Mr. Johnson entered into his agreement in April 2001; Dr. Öhrström entered into his agreement in March 2001; Dr. Williams entered into his agreement in August 2004; and Dr. Young entered into his agreement in January 2002. Mr. Johnson’s agreement provides for an initial annual salary of $240,000; Dr. Öhrström’s agreement provides for an initial annual salary of $221,550; Dr. Williams’ agreement provides for an initial annual salary of $350,000; and Dr. Young’s agreement provides for an initial annual salary of $250,000. Mr. Johnson’s agreement also provided for a bonus of $100,000, one half of which was earned upon completion of our initial public offering in February 2002 and the other half on the one-year anniversary of such event. Each agreement provides that we may terminate the executive at any time with or without cause. However, in the event the executive is terminated without cause or terminates his employment for good reason, we must pay severance benefits, including (1) payments of the executive’s then current annual base salary for 12 months and (2) accrued but unpaid base salary. Under each agreement, good reason is defined to include the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed or our failure to obtain an agreement from a successor company to assume and perform the obligations of such executive’s employment agreement. Under each agreement, cause is defined to include the executive’s willful misconduct, insubordination or dishonesty in the performance of his duties that results in a material adverse effect on us, willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation, conviction of a felony involving an act of dishonesty, moral turpitude or fraud or material violation of the executive’s inventions agreement with us. Each executive’s employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision. Dr. Young terminated his agreement upon his retirement in April 2006.

Change-in-Control Provisions Under the Amended and Restated 2000 Stock Incentive Plan and the 2001 Plan

If a corporate transaction specified in our amended and restated 2000 stock incentive plan or our 2001 Plan, such as a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics’ securities or assets (other than a transfer to a majority-owned subsidiary), occurs, then, unless individual agreements provide otherwise, each outstanding award under the applicable plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any rights of repurchase we hold applicable to the stock issued upon exercise of any unvested options will terminate. Any option or stock award a participant holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

The Forms 4 we filed on behalf of Drs. Hirsh, Penhoet and Rathmann and Messrs. Harper, Leff, Nielsen and Sørensen related to annual stock option grants to “outside directors” on June 10, 2005 were filed one business day late, on June 15, 2005. Other than these filings, we believe that during 2005, our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) applicable to such persons. Our belief is based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2005 and 2004 were as follows:

		2005	2004
(1)	Audit Fees	$346,600	$371,085
(2)	Audit-Related Fees (for work relating to 2005 shelf registration and follow-on offering)	$91,775	$—
(3)	Tax Fees (for work relating to review of tax returns and research of various tax matters)	$—	$9,158
(4)	All Other Fees (for accounting website access fee)	$1,500	$1,500

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. The policy allows the audit committee to delegate pre-approval authority to one or more audit committee members, who are required to present any decision made pursuant to this delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the services provided by PricewaterhouseCoopers LLP in 2005 under items (2) through (4) in the above table were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2007 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 3, 2007 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2007 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 17, 2007 and not later than April 16, 2007. However, if the date of the 2007 Annual Meeting is earlier than May 16, 2007 or later than July 15, 2007, notice of a proposal must be received by ZymoGenetics by the later of the 90th day prior to the 2007 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2007 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2007 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2007 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the 2006 Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2005 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, chief financial officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE COMMISSION, IS INCLUDED IN THE ZYMOGENETICS 2005 ANNUAL REPORT TO SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce L.A. Carter, Ph.D.
President, Chief Executive Officer
and Chairman of the Board

Seattle, Washington

May 2, 2006

APPENDIX A

ZYMOGENETICS, INC.

AUDIT COMMITTEE CHARTER

I. GENERAL FUNCTIONS, AUTHORITY, AND ROLE

The audit committee is a committee of the board of directors. Its primary function shall be to assist the board in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company, and reviewing the financial information to be provided to the company’s shareholders through filings with the Securities and Exchange Commission and to the general public through press releases.

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the audit committee shall have the authority to retain special legal, accounting, or other consultants or advisors to advise it, and to determine the funding for such consultants or advisors, and may request any officer or employee of the company, its outside legal counsel or independent registered public accounting firm (outside auditor) to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee. The audit committee shall also have the authority to determine the funding by the company of ordinary administrative expenses of the committee that are necessary and appropriate in carrying out its duties.

The company’s outside auditor shall ultimately be accountable to the audit committee and the board of directors, as representatives of the shareholders, and the audit committee shall have the ultimate authority and responsibility to appoint, oversee, approve the compensation of, and, where appropriate, replace the outside auditor. In the course of fulfilling its specific responsibilities hereunder, the audit committee shall strive to maintain an open avenue of communication between the company’s outside auditor and the board of directors.

The responsibilities of a member of the audit committee shall be in addition to such member’s duties as a member of the board of directors.

While the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits of the company’s financial statements or internal controls over financial reporting. These are the responsibilities of the outside auditor. Nor shall it be the duty of the audit committee to conduct investigations or to assure compliance with laws and regulations or the company’s own policies.

II. MEMBERSHIP

The audit committee shall consist of at least three members of the board of directors who shall serve at the pleasure of the board of directors. The members of the audit committee shall meet the independence and financial literacy, experience, sophistication and expertise requirements of The Nasdaq Stock Market, Inc. (or similar requirements of such other securities exchange or quotation system as may from time to time apply to the company), and such requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities and Exchange Commission (the “SEC”).

Audit committee members and the committee chair shall be designated by the full board of directors.

III. RESPONSIBILITIES

The responsibilities of the audit committee shall be as follows:

A. GENERAL

1. Meet at least once per quarter or more frequently as circumstances or the obligations of the audit committee require.

2. Report audit committee actions to the board of directors; make such recommendations as the committee may deem appropriate; and monitor compliance with recommendations.

3. Annually review and reassess the adequacy of this charter and submit it to the board of directors for approval.

4. Evaluate audit committee performance at least annually and report the findings to the board of directors.

5. Perform such functions as may be assigned by law, the company’s articles of incorporation or bylaws, or the board of directors.

B. OUTSIDE AUDITOR

1. As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

2. Select, appoint and oversee the outside auditor, resolve disagreements between management and the outside auditor regarding financial reporting, approve the compensation of the outside auditor, review the performance of the outside auditor including the lead partner and, as necessary, review and approve the discharge of the outside auditor. The outside auditor shall report directly to the audit committee.

3. Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (c) as necessary, taking, or recommending that the board of directors take, appropriate action to oversee the independence of the outside auditor.

4. In performing Item 3 above, the audit committee shall consider whether the outside auditor’s provision of any non-audit services is compatible with the independence of the outside auditor.

5. Pre-approve all audit and permissible non-audit services provided by the outside auditor, and establish policies and procedures with respect to such pre-approvals. The audit committee may delegate this authority to one or more members of the committee. The pre-approval decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the audit committee at its next scheduled meeting.

C. FINANCIAL REPORTING, DISCLOSURE AND AUDIT PROCESS

1. Consider, in consultation with the outside auditor, the audit plan and scope.

2. Review with the outside auditor the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

3. Review reports from the outside auditor regarding:

a. All critical accounting policies and practices to be used.

b. All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor.

c. Other material written communications between the outside auditor and management, such as management letters or schedules of unadjusted differences.

4. Consider and review with the outside auditor:

a. Any significant matters regarding internal controls over financial reporting that have come to the attention of the auditors during the course of their audit.

b. Any report or attestation issued by the outside auditor regarding the company’s internal controls over financial reporting.

c. Any related significant findings and recommendations of the outside auditor together with management’s responses thereto.

d. The matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified, supplemented or superseded from time to time.

5. Review and discuss with management and the outside auditor at the completion of the annual examination:

a. The company’s audited financial statements and related footnotes.

b. The company’s assessment of the effectiveness of internal controls over financial reporting.

c. The outside auditor’s audit of the financial statements and the company’s assessment of the effectiveness of internal controls over financial reporting and their reports thereon.

d. Any significant changes required in the outside auditor’s audit plan.

e. Any difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of the auditors’ work or access to required information.

f. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

6. Review and discuss with management and the outside auditor the unaudited quarterly financial statements prior to release to the general public.

7. Review and discuss with management and the outside auditor any recent accounting pronouncements potentially affecting the company’s financial statements.

8. Consider and review with management:

a. Significant findings during the year and management’s responses thereto.

b. Any reports by management regarding the effectiveness of, or any significant deficiencies or material weaknesses in, internal controls over financial reporting.

c. Any fraud or alleged fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

9. Inquire of management about significant financial risks or exposures and assess the steps management has taken to minimize such risks to the company.

10. Meet with the outside auditor and management in separate executive sessions to discuss any matters that the committee or these parties believe should be discussed privately with the audit committee.

D. SECURITIES AND EXCHANGE COMMISSION FILINGS

1. Prior to filing with the SEC, review with management and the outside auditor, as appropriate, filings containing the company’s financial statements, including the disclosure contained in such filings under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

E. LEGAL AND GOVERNANCE MATTERS

1. Review legal and regulatory matters that may have a material impact on the financial statements and review related company compliance policies.

2. To the extent delegated by the board of directors, review and approve all “related-party transactions,” as that term is defined in Item 404 of Regulation S-K, as promulgated by the SEC.

3. Establish procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters, as required under applicable SEC and Nasdaq rules. Review and investigate any submissions received through these procedures.

4. Establish, monitor and enforce the code of ethics for the chief executive officer and other senior financial officers in compliance with applicable SEC and Nasdaq rules.

5. Receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

APPENDIX B

ZYMOGENETICS, INC.

2001 STOCK INCENTIVE PLAN

(As Amended and Restated)

SECTION 1. PURPOSE

The purpose of the ZymoGenetics, Inc. 2001 Stock Incentive Plan, as amended and restated (the “Plan”), is to enhance the long-term shareholder value of ZymoGenetics, Inc., a Washington corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company or a Related Company (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2. DEFINITIONS

In the Plan:

“Award” means any Option or Stock Award.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, no par value, of the Company.

“Company Transaction,” unless otherwise defined in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company, means consummation of either

(a) a merger or consolidation of the Company with or into any other company, entity or person or

(b) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all the Company’s then outstanding securities or all or substantially all the Company’s assets;

provided, however, that a Company Transaction shall not include a Related Party Transaction.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Plan Administrator or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Plan Administrator, to perform his or her duties for the Company or a Related Company and to be engaged in any substantial gainful activity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the per share value of the Common Stock as established in good faith by the Plan Administrator or, if the Common Stock is (a) listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by that market for regular session trading for a single trading day or (b) listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for regular session trading for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

“Grant Date” means the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means the right to purchase Common Stock granted under Section 7.

“Option Expiration Date” has the meaning set forth in Section 7.6.

“Option Term” has the meaning set forth in Section 7.3.

“Participant” means the person to whom an Award is granted.

“Performance Criteria” has the meaning set forth in Section 13.1.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Related Company” means any entity that, directly or indirectly, is in control of or is controlled by the Company.

“Related Party Transaction” means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of the Company’s assets to a majority-owned subsidiary company; (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company; or (d) a corporate dissolution or liquidation.

“Retirement,” unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan, means retirement as of the person’s normal retirement date under the Company’s 401(k) plan or other similar successor plan applicable to salaried employees.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Successor Company” means the surviving company, the successor company or its parent, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement, as determined by the Plan Administrator in its sole discretion. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Plan Administrator and its determination shall be final. Transfer of the Participant’s employment or service relationship between Related Companies, or between the Company and any Related Company, shall not be considered a Termination of Service for purposes of an Award, but unless the Plan Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which the Option begins to vest for purposes of Section 7.4.

SECTION 3. ADMINISTRATION

3.1 Plan Administrator

The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code and (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Board.

3.2 Administration and Interpretation by Plan Administrator

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including (a) selecting the persons to be granted Awards, (b) determining the type of Awards, the number of shares of Common Stock subject to an Award, and all terms, conditions, restrictions and limitations, if any, of an Award, and (c) approving the forms of agreement for use under the Plan. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate ministerial duties to such of the Company’s officers as it so determines. For purposes of determining the effect on an Award of a Company-approved leave of absence or a Participant’s working less than full time, the human resources director or other person performing that function may be deemed the Plan Administrator.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 12.1, the maximum number of shares of Common Stock available for issuance under the Plan shall be:

(a) an annual increase to be added as of the first day of each fiscal year of the Company equal to the least of (i) 2,700,0001 shares and (ii) 5% of the outstanding Common Stock of the Company as of the end of the Company’s immediately preceding fiscal year and (iii) a lesser amount determined by the Board; provided, however, that the first annual increase under the Plan shall occur upon the later of the Company’s fiscal year beginning in 2002 and the effective date of the Company’s initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act; and provided further that any shares from any such increases in previous years that are not actually issued shall continue to be available for issuance under the Plan; plus

(b) any authorized shares (i) not issued or subject to outstanding awards under the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Prior Plan”) on the date the initial registration of the Common Stock under 12(b) or 12(g) of the Exchange Act first becomes effective and (ii) any shares subject to outstanding awards under the Prior Plan on such date that thereafter cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 8,814,6002 shares.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2 Reuse of Shares

Any shares of Common Stock that have been made subject to an Award that are not issued under the Plan upon exercise or settlement of the Award shall again be available for issuance in connection with future grants of Awards under the Plan. In addition, if shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, such shares shall again be available for the purposes of the Plan. Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment from time to time as provided in Section 12.1.

SECTION 5. ELIGIBILITY

An Award may be granted to any officer, director or employee of the Company or a Related Company that the Plan Administrator from time to time selects. An Award may also be granted to any consultant, advisor or independent contractor who provides services to the Company or any Related Company, so long as such Participant (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) does not directly or indirectly promote or maintain a market for the Company’s securities.

1	Reflects a 3.6-for-1 stock split declared by ZymoGenetics’ Board of Directors on January 9, 2002.
2	Reflects a 3.6-for-1 stock split declared by ZymoGenetics’ Board of Directors on January 9, 2002.

SECTION 6. AWARDS

6.1 Form and Grant of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Awards may be granted singly or in combination.

6.2 Settlement of Awards

The Company may settle Awards through the delivery of shares of Common Stock, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

6.3 Acquired Company Awards

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent of an Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the “Acquisition Transaction”). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 7. AWARDS OF OPTIONS

7.1 Grant of Options

The Plan Administrator shall have the authority, in its sole discretion, to grant Options designated as Incentive Stock Options or as Nonqualified Stock Options.

7.2 Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the “Option Term”) shall be as established for that Option by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Section 8.4.

7.4 Exercise of Options

The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After 1 year	1/4th

Each additional three-month period of continuous service completed thereafter	An additional 1/16th

After 4 years	100%

The Plan Administrator, in its sole discretion, may adjust the vesting schedule of an Option held by a Participant who works less than “full time” as that term is defined by the Plan Administrator or who takes a Company-approved leave of absence.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

(a) cash;

(b) check;

(c) tendering (either actually or, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(e) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of the purchase price of the Common Stock by a promissory note or (ii) the guarantee by the Company of a loan obtained by the Participant from a third party. Such notes or loans must be full recourse to the extent necessary to avoid charges to the Company’s earnings for financial reporting purposes. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

7.6 Post-Termination Exercises

The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or a Related Company, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date which is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and

(iii) the last day of the Option Term (the “Option Expiration Date”).

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

(c) A Participant’s change in status from an employee to a consultant, advisor or independent contractor or a change in status from a consultant, advisor or independent contractor to an employee, shall not be considered a Termination of Service for purposes of this Section 7.

(d) The effect of a Company-approved leave of absence on the application of this Section 7 shall be determined by the Plan Administrator, in its sole discretion.

7.7 Acceleration of Vesting

If a Participant’s Termination of Service occurs by reason of death, the Option shall become fully vested and exercisable for all the shares subject to the Option. Such Option shall remain exercisable for the time period set forth in Section 7.6.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provisions of the Plan, and to the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1 Dollar Limitation

To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2 Eligible Employees

Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options.

8.3 Exercise Price

The exercise price of an Incentive Stock Option shall be at least 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Shareholder”), shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.4 Option Term

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the Option Term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, shall not exceed five years.

8.5 Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the date of a Participant’s Termination of Service if termination was for reasons other than death or Disability, (b) more than one year after the date of a Participant’s Termination of Service if termination was by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

8.6 Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7 Promissory Notes

The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

8.8 Code Definitions

For the purposes of this Section 8, “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

SECTION 9. STOCK AWARDS

9.1 Grant of Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which repurchase or forfeiture of the Stock Award shall occur by reason of a Participant’s Termination of Service.

9.2 Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon a Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3 Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

SECTION 10. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

The Plan Administrator may permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Stock Awards) having a value equal to the tax withholding obligations, or (d) tendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations. The value of any shares withheld pursuant to (c) may not exceed the employer’s minimum required tax withholding rate, and the value of any shares tendered pursuant to (d) may not exceed such rate to the extent the Participant has owned the tendered shares for less than six months if such limitation is necessary to avoid adverse accounting consequences to the Company.

SECTION 11. ASSIGNABILITY

No Award or interest in an Award may be assigned, pledged or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates a beneficiary on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and those contained in the instrument evidencing the Award.

SECTION 12. ADJUSTMENTS

12.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other company or (b) new, different or additional securities of the Company or of any other company being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan and issuable as Incentive Stock Options as set forth in Section 4, (ii) the number and kind of securities automatically granted pursuant to a formula program established under the Plan, (iii) the maximum number and kind of securities that may be issued to a Participant in any one calendar year as set forth in Section 13.3 and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

12.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options and Stock Awards denominated in units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

12.3 Company Transaction

12.3.1 Options

In the event of a Company Transaction, except as otherwise provided in the instrument evidencing an Option or in a written employment or services agreement between the Participant and the Company or a Related Company,

(a) Except as provided in subsection (b) below, each outstanding Option shall be assumed or an equivalent option or right substituted by the Successor Company.

(b) If, in connection with a Company Transaction, the Successor Company refuses to assume or substitute for an Option, then each such outstanding Option shall become fully vested and exercisable. In such case, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a specified time period. At the expiration of such time period, the Option shall terminate, provided that the Company Transaction has occurred.

(c) For the purposes of this Section 12.3, the Option shall be considered assumed or substituted for if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the Company Transaction, the consideration (whether stock, cash, or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator and its determination shall be conclusive and binding.

(d) All Options shall terminate and cease to remain outstanding immediately following the Company Transaction, except to the extent assumed by the Successor Company.

12.3.2 Stock Awards

In the event of a Company Transaction, except as otherwise provided in the instrument evidencing the Award and unless otherwise provided in a written employment or services agreement between the Participant and the Company or a Related Company, the vesting of shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Company Transaction. If unvested Options are to be assumed or substituted by a Successor Company without acceleration upon the occurrence of a Company Transaction, the repurchase or forfeiture provisions to which such Stock Awards are subject shall continue with respect to shares of the Successor Company that may be issued in exchange for such shares.

12.3.3 Acceleration

Except as otherwise provided in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company, any Awards held by employees that are assumed or substituted in a Company Transaction and do not otherwise accelerate at that time shall automatically become fully vested and exercisable with respect to 100% of the unvested portion of the Award (and any forfeiture or repurchase provisions applicable to Stock Awards shall lapse to the same extent) in the event a Participant’s employment is terminated within one year following such Company Transaction, unless such employment is terminated by the Successor Company for Cause.

12.4 Further Adjustment of Awards

Subject to Sections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

12.5 Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.6 Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 13. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan, if the Plan Administrator determines at the time an Award is granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Plan Administrator may provide that this Section 13 is applicable to such Award; provided, however, that an Option granted within the limitations set forth in subsection 13.3 shall be deemed to have been granted pursuant to this Section 13.

13.1 Performance Criteria

If an Award other than an Option is subject to this Section 13, then the lapsing of restrictions thereon and the distribution of shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Plan Administrator, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: net income; earnings per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating or gross margins; market or economic value added; stock price appreciation; total shareholder return; cost control; cash flows; completion of financing or business development transactions; strategic or operational initiatives; product sales or market share; product development milestones; research pipeline advancement; improvements in capital structure; or customer satisfaction, employee satisfaction or services performance metrics (together, the “Performance Criteria”). Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Plan Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

13.2 Plan Administrator Certification and Authority

The Plan Administrator shall certify the extent to which any Performance Criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 13. Notwithstanding any provision of the Plan other than Section 12, with respect to any Award that is subject to this Section 13, the Plan Administrator may adjust downwards, but not upwards, the amount payable pursuant to such Award.

The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

13.3 Limitations

Subject to adjustment from time to time as provided in Section 12, no Participant shall receive in any one calendar year grants of Awards covering an aggregate of more than 300,000 shares of Common Stock, except that the Company may make additional one-time grants of such Awards for up to 500,000 shares to newly hired individuals.

The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 14. AMENDMENT AND TERMINATION

14.1 Amendment, Suspension or Termination of Plan

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

14.2 Term of Plan

Unless sooner terminated as provided herein, the Plan shall terminate on September 18, 2011.

14.3 Consent of Participant

The suspension, amendment or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Sections 12.1 through 12.3 shall not be subject to these restrictions.

SECTION 15. GENERAL

15.1 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

15.2 No Individual Rights

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

15.3 No Implied Rights or Obligations

No Participant shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever including without limitation, any specific funds, assets or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. Subject to the terms of the Plan, a Participant shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company, and nothing contained in the Plan shall constitute a representation or guarantee that the assets of the Company or any Related Company shall be sufficient to pay any benefits to any person.

The Company, in establishing and maintaining this Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in Participants or others claiming entitlement under the Plan or any obligations on the part of the Company, any Related Company or the Plan Administrator, except as expressly provided herein. In particular, except as permitted by Section 11, no third-party beneficiary rights shall be created under the Plan.

Without limiting the generality of the foregoing, the Company disavows any undertaking to assure the tax treatment of any particular Award, including the deferral or transfer of any Award benefits, as may be permitted by the Plan Administrator.

15.4 Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.5 No Rights as a Shareholder

No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

15.6 Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

15.7 Participants in Other Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

15.8 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.10 Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

SECTION 16. EFFECTIVE DATE

The Plan, as amended and restated, is effective June 15, 2006, subject to shareholder approval of the Plan at the 2006 Annual Meeting of Shareholders.

PROXY

ZYMOGENETICS, INC.

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders – June 15, 2006

The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”), hereby appoints Bruce L. A. Carter, Ph.D. and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of ZymoGenetics held of record by the undersigned on April 10, 2006 at the Annual Meeting of Shareholders of ZymoGenetics to be held at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, at 8:00 a.m. on Thursday, June 15, 2006, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS FOLLOWS: (1) “FOR ALL NOMINEES”; (2) “FOR APPROVAL OF 2001 STOCK INCENTIVE PLAN”; (3) “FOR RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP” AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

IMPORTANT—PLEASE DATE AND SIGN ON THE OTHER SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

Fold and detach here.

The Board of Directors recommends a vote “FOR” all Nominees in Proposal 1 and “FOR” Proposals 2 and 3.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

(1)	ELECTION OF DIRECTORS

Nominees:

FOR all Nominees

WITHHOLD AUTHORITY to vote for all Nominees

01.	Judith A. Hemberger, Ph.D. – Two-year term (expiring at the 2008 Annual Meeting of Shareholders)
02.	David I. Hirsh, Ph.D. – Three-year term (expiring at the 2009 Annual Meeting of Shareholders)
03.	David H. MacCallum – Three-year term (expiring at the 2009 Annual Meeting of Shareholders)
04.	Kurt Anker Nielsen – Three-year term (expiring at the 2009 Annual Meeting of Shareholders)
(2)	APPROVAL OF 2001 STOCK INCENTIVE PLAN
(3)	APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

FOR all nominees except as noted in the following space:

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature Signature Date

Please sign exactly as your name appears hereon. If your shares are held by two or more persons, each should sign. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc., and give his or her title.

Fold and detach here.